                                                                    Exhibit 99.0

                    DiVall Insured Income Properties 2, L.P.

                                 QUARTERLY NEWS

A publication of The Provo Group, Inc.                  SECOND QUARTER 2002


                                                                   July 25, 2002

Dear Limited Partner:

I'm sure all of you have been watching the carnage on Wall Street. Fortunately, your long-term returns and values have not been similarly impacted in the DiVall 2 portfolio. Unfortunately, the portfolio has recently reflected the impact of the weak economy in the short-run.

We have four troublesome properties (out of 27), which I would like to address personally. After resolving issues with these properties, we will hopefully have cleansed the portfolio of chronic weak properties.

Mulberry Street Grill (Phoenix, AZ) was a horrible economic deal involving a ground lease. Our exposure to loss long-term far exceeded our opportunities for any significant return. Accordingly, we chose to eliminate our long-term exposure to significant liabilities (the lease structure, negotiated by the former general partners, provided no opportunity for profitability or residual value), by proactively ceasing ground rent payments which triggered legal activities we hope will quantify and eliminate future liabilities. We have, to-date, received an unfavorable "Summary Judgment", which we are appealing because there are disputed facts. I remind you all that we had an unfavorable "Summary Judgment" handed to us in the Boatmen's Bank dispute which was reversed on appeal. We then went to trial and won - saving the Partnership $1,400,000 in principal, interest and costs, so our persistence with Boatman's paid off. We intend to pursue this litigation with equal vigor, although we realize that there is no assurance that we will prevail.

Village Inn (Grand Forks, ND) is another case of distressed tenants being either unable or unwilling to accept their lease obligations. They effectively abandoned this property eight years before lease expiration and in horrid condition. We are going after the principals, but first we have to "pierce" the corporate veil that is protecting the individual owners. We will fix up this property and either lease or sell it.

                                        Bruce Provo's Letter Continued on Page 2


See Inside

Additional Return of Capital Distribution Expected in 3/rd/ Qtr ............   2
Distribution Highlights ....................................................   3
Reconciliation of "Budgeted" Distribution to "Actual" ......................   3
More Property Highlights ...................................................   3
Questions & Answers ........................................................   4

Page 2                              DiVall 2                              2 Q 02

                                                                   July 25, 2002

Denny's/Fiesta Time (Twin Falls, Idaho) is a situation that should make an "Outrage Hall of Fame (or Shame)". Our tenant, a Denny's franchisee known as Phoenix Foods ("Phoenix"), sub-let to a restaurant called Fiesta Time. Fiesta Time reportedly stopped paying rent to Phoenix months before Phoenix declared bankruptcy. Phoenix rejected the lease in Bankruptcy Court, so DiVall 2 cannot recover subsequent rent payments from Phoenix, but as owner of the property Divall 2 is entitled to possession of the property. Lo and behold, Fiesta Time has continued to occupy the property for more than 9 months after the lease was rejected by Phoenix. Fiesta Time has paid DiVall 2 no rent, nor have they reimbursed DiVall 2 for any damage to the property. Unfortunately, courts tend to favor the party in possession of a property, so it took eight months in court to get approval to evict Fiesta Time even though they have no lease and Phoenix rejected the lease in Bankruptcy Court. We were finally successful in evicting this tenant in July, only to have the courts turn over the decision based on a technicality. Shockingly, the judge did not notify our attorney that he was hearing arguments to have the eviction overturned, and therefore, we were not able to defend this matter. The ruling was made without our attorney even having the option of being present. We are scheduled to be in court again on Thursday, August 1. It is an extremely frustrating situation.

Popeye's (Park Forest, Illinois) was a dynamite store, doing $1,650,260 in sales at its peak. We had worked through the bankruptcies with the original tenant and achieved a good rental structure with favorable percentage rent terms. The property was sold in 1999. The sales have since plummeted and the prior year percentage rents due of $72,075 are past due. The new owner thinks we should re-negotiate the lease. We will not be the "shock absorber" for the new owners bad deal nor his obviously poor management abilities. If we have to take back this store and find the right operator ... we will.


In conclusion, the current economy is more difficult than it appears. Even the sales of our Wendy's stores have gone flat after years of strong annual growth. We do, however, have good long-term assets, which will weather the challenges, but in the short-term, distributions may be below expectations. Such distributions still represent strong investment yields in relationship to alternative investments in the market.


Sincerely,

/s/ Bruce A. Provo
    Bruce A. Provo


              Additional Return Of Capital Expected In The 3/rd/ Qtr

..    Hardee's (Hartford, WI). We expect to close on the sale of this property during the 3/rd/ Quarter. Assuming this occurs, an estimated return of capital distribution in the amount of $600,000 would be paid.

Page 3                              DiVall 2                              2 Q 02

                             Distribution Highlights

  .  $360,000 total amount distributed for         .  $7.78 per unit (approx.) for the Second
     the Second Quarter 2002 which is $155,000        Quarter 2002.
     lower than originally projected. (See
     Reconciliation of "Budgeted" distribution
     to "Actual", below)

  .  The Second Quarter distribution represents    .  $1,117.00 to $919.00 range of distributions
     an approximate 6.3% annualized return from       per unit from the first unit sold to the last
     operations based on $22,680,000                  unit sold before the offering closed (2/90)
     (estimated net asset value as of 12/31/01).      respectively. (Distributions are from both
                                                      cash flow from operations and "net" cash
                                                      activity from financing and investing activities.)


Reconciliation Of "Budgeted" Distribution To "Actual"

Budgeted Distribution                                                 $ 515,000
Less Reconciling items:
  Popeye's Park Forest Delinquent 2001 Percentage Rent .............    (72,000)
  Court Judgment Relating to Mulberry Street Grill .................    (45,000)
  Increased Operating Expenditures (Legal Fees) ....................    (14,000)
  Utility Deposit for vacant property at N. 7/th/ Street,
   Phoenix, AZ .....................................................    (12,000)
  Other Miscellaneous Items ........................................    (12,000)
                                                                      ---------
Actual 2/nd/ Quarter Distribution ..................................  $ 360,000
                                                                      =========

                            More Property Highlights

     In addition to the properties outlined in Bruce's letter, please note the current activity of the following properties:

..    Hardee's (South Milwaukee, WI) has vacated the property. The Lease expired on November 30, 2001. We are actively seeking a new tenant for this location, however due to the location of the property and the current economy the potential re-lease or sale is taking longer than we had hoped.

..    Miami Subs (Palm Beach, FL) was delinquent at June 30, 2002 in the amount of $8,751. We have made several efforts to accommodate this tenant during "slow season". He has not honored our accommodations and we have defaulted the tenant and will move toward eviction.

Page 4                              DiVall 2                              2 Q 02

..    Hardee's (Hartford, WI). We received notice from the operator that they had ceased operations in November 2001. This operator is a subtenant of Hardee's Corporate. Hardee's Corporate remains liable for all obligations under the Lease. They have continued to pay the rents and there is no balance due. This property is currently under contract for a sale price of $618,000. Hardee's Corporate has agreed to pay all outside commissions involved.

..    Hardee's (Fond du Lac, WI). We received notice from the operator that they had ceased operations in April 2002. This operator is a subtenant of Hardee's Corporate. Hardee's Corporate remains liable for all obligations under the Lease. They have continued to pay the rents and there is no balance due.

                               Questions & Answers

..    When can I expect my next distribution mailing?

     Your distribution correspondence for the Third Quarter of 2002 is scheduled to be mailed on November 15, 2002.

..    Who are the new members of the advisory board?

     Unfortunately, only one limited partner was nominated for the Board. That individual never returned his qualification forms for review. Therefore, we plan to move forward with the current board members for another one year term.

..    If I have questions or comments, how can I reach your office?

     MAIL: Investor Relations, 101 W. 11/th/ Street, Suite 1110 Kansas City, MO 64105

     PHONE:    800-547-7686 OR (816) 421-7444

     FAX:      (816) 221.2130

     E-MAIL:   mevans@theprovogroup.com

--------------------------------------------------------------------------------
                     DIVALL INSURED INCOME PROPERTIES 2 L.P.
                   STATEMENTS OF INCOME AND CASH FLOW CHANGES
                 FOR THE THREE MONTH PERIOD ENDED JUNE 30, 2002
--------------------------------------------------------------------------------

                                                                    PROJECTED       ACTUAL         VARIANCE
                                                                   -----------    -----------    -----------
                                                                       2ND            2ND
                                                                     QUARTER        QUARTER         BETTER
  OPERATING REVENUES                                               06/30/2002     06/30/2002       (WORSE)
                                                                   -----------    -----------    -----------
   Rental income                                                   $   487,869    $   527,523    $    39,654
   Interest income                                                       9,000          4,659         (4,341)
   Other income                                                              0            232            232
                                                                   -----------    -----------    -----------
  TOTAL OPERATING REVENUES                                         $   496,869    $   532,414    $    35,545
                                                                   -----------    -----------    -----------
  OPERATING EXPENSES
   Insurance                                                       $     6,612    $     6,611    $         2
   Management fees                                                      48,561         49,911         (1,350)
   Overhead allowance                                                    3,996          4,028            (32)
   Advisory Board                                                        2,189          2,188              2
   Administrative                                                       25,211         22,691          2,520
   Professional services                                                11,000         11,878           (878)
   Auditing                                                             14,350         14,150            200
   Legal                                                                 6,000         16,886        (10,886)
   Defaulted tenants                                                     2,100          5,239         (3,139)
                                                                   -----------    -----------    -----------
  TOTAL OPERATING EXPENSES                                         $   120,019    $   133,579       ($13,560)
                                                                   -----------    -----------    -----------
  INVESTIGATION AND RESTORATION EXPENSES                           $         0    $         9            ($9)
                                                                   -----------    -----------    -----------
  NON-OPERATING EXPENSES
   Uncollectible Receivable                                        $         0    $    56,352       ($56,352)
   Depreciation                                                         86,100         83,021          3,079
   Amortization                                                          3,563          3,304            259
   Judgement Expense                                                         0         45,128        (45,128)
                                                                   -----------    -----------    -----------
  TOTAL NON-OPERATING EXPENSES                                     $    89,663    $   187,805       ($98,142)
                                                                   -----------    -----------    -----------
  TOTAL EXPENSES                                                   $   209,682    $   321,393      ($111,711)
                                                                   -----------    -----------    -----------
  NET INCOME (LOSS)                                                $   287,187    $   211,021       ($76,166)

  OPERATING CASH RECONCILIATION:                                                                    VARIANCE
                                                                                                 -----------
   Depreciation and amortization                                        89,663         86,324         (3,339)
   Recovery of amounts previously written off                                0           (232)          (232)
   (Increase) Decrease in current assets                               277,054          6,099       (270,955)
   Increase (Decrease) in current liabilities                          (10,388)        27,864         38,252
   (Increase) Decrease in cash reserved for payables                     9,239        (28,708)       (37,947)
   Advance from/(to) current cash flows for future distributions      (133,600)        61,400        195,000
                                                                   -----------    -----------    -----------
  Net Cash Provided From Operating Activities                      $   519,155    $   363,768      ($155,387)
                                                                   -----------    -----------    -----------
  CASH FLOWS FROM (USED IN) INVESTING
   AND FINANCING ACTIVITIES
   Indemnification Trust (Interest earnings reinvested)                 (4,500)        (1,679)         2,821
   Recovery of amounts previously written off                                0            232            232
                                                                   -----------    -----------    -----------
  Net Cash Provided From Investing And Financing Activities            ($4,500)       ($1,447)   $     3,053
                                                                   -----------    -----------    -----------

  Total Cash Flow For Quarter                                      $   514,655    $   362,321      ($152,334)

  Cash Balance Beginning of Period                                     959,215      1,073,967        114,752
  Less 1st quarter distributions paid 5/02                            (515,000)      (500,000)        15,000
  Change in cash reserved for payables or future distributions         124,361        (32,692)      (157,053)
                                                                   -----------    -----------    -----------
  Cash Balance End of Period                                       $ 1,083,231    $   903,596    ($  179,635)


  Cash reserved for 2nd quarter L.P. distributions                    (515,000)      (360,000)       155,000
  Cash reserved for payment of accrued expenses                       (187,061)      (173,456)        13,605
  Cash advanced from (reserved for) future distributions              (317,850)      (317,850)             0
                                                                   -----------    -----------    -----------
  Unrestricted Cash Balance End of Period                          $    63,321    $    52,290       ($11,030)
                                                                   -----------    -----------    -----------
------------------------------------------------------------------------------------------------------------
                                                                    PROJECTED       ACTUAL         VARIANCE
                                                                   -----------    -----------    -----------

* Quarterly Distribution                                           $   515,000    $   360,000      ($155,000)
  Mailing Date                                                      08/15/2002      (enclosed)             -

-------------------------------------------------------------------------------------------------------------

*  Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR
DISCUSSION PURPOSES     DIVALL INSURED INCOME PROPERTIES 2 LP
                              2002 PROPERTY SUMMARY
                              AND RELATED RECEIPTS

PORTFOLIO                        (Note 1)

-----------------------------------------------------------------
CONCEPT                                     LOCATION
-----------------------------------------------------------------
APPLEBEE'S                       COLUMBUS, OH

BLOCKBUSTER                      OGDEN, UT

DENNY'S                          PHOENIX, AZ
VACANT     (7)                   PHOENIX, AZ

VACANT                           TWIN FALLS, ID

VACANT                           S MILWAUKEE, WI

HARDEE'S  (3) (9)                HARTFORD, WI
HARDEE'S  (3) (6)                FOND DU LAC, WI

HOOTER'S                         R. HILLS, TX

HOSTETTLER'S                     DES MOINES, IA

KFC                              SANTA FE, NM

MIAMI SUBS    (8)                PALM BEACH, FL

-----------------------------------------------------------------

-----------------------------------------------------------------
                       REAL ESTATE
-----------------------------------------------------------------
                      ANNUAL
                       BASE                %
      COST             RENT              YIELD
-----------------------------------------------------------------
       1,059,465           135,780            12.82%

         646,425            99,000            15.32%

         972,726            65,000             6.68%
         865,900            37,500             4.33%

         699,032                 0             0.00%

         808,032                 0             0.00%

         686,563            37,335             5.44%
         849,767            88,000            10.36%

       1,246,719            95,000             7.62%

         845,000            60,000             7.10%

         451,230            60,000            13.30%

         743,625            56,000             7.53%

-----------------------------------------------------------------

--------------------------------------------------------------------------------
                                    EQUIPMENT
--------------------------------------------------------------------------------
           LEASE                                    ANNUAL
         EXPIRATION                                  LEASE              %
            DATE                    COST           RECEIPTS           RETURN
--------------------------------------------------------------------------------
                                        84,500                 0           0.00%



                                       183,239                 0           0.00%
                                       221,237                 0           0.00%

                                       190,000                 0           0.00%




                        (2)            290,469                 0           0.00%



                                        52,813                 0           0.00%
--------------------------------------------------------------------------------

-----------------------------------------------------------------
                      TOTALS
-----------------------------------------------------------------
                      ANNUAL
      COST           RECEIPTS           RETURN
-----------------------------------------------------------------
       1,143,965           135,780           11.87%

         646,425            99,000           15.32%

       1,155,965            65,000            5.62%
       1,087,137            37,500            3.45%

         889,032                 0            0.00%

         808,032                 0            0.00%

         686,563            37,335            5.44%
       1,140,236            88,000            7.72%

       1,246,719            95,000            7.62%

         897,813            60,000            6.68%

         451,230            60,000           13.30%

         743,625            56,000            7.53%
-----------------------------------------------------------------

Note 1: This property summary includes only property and equipment held by the Partnership as of March 31, 2002.
     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     3: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.
     4: The lease with Hardee's Food Systems was terminated as of April 30, 2001. A new lease with Omega Restaurants was negotiated and monthly rent commmenced in October 2001.
     5: The tenant vacated the property in February 2002, however, Village Inn remains liable until a lease termination agreement with Management is executed.
     6: Management received notice that Hardee's Food Systems intends to close this restaurant in April 2002. Hardee's will remain liable until a lease termination agreement with Management is executed.
     7: Due to the rejection of the Phoenix Restaurant Group, Inc. lease by the Bankruptcy Court in the Fourth Quarter of 2001, the sublessee does not wish to continue to lease the property. Rent charges ceased as of June 1, 2002.
     8: Management agreed to reduce Miami Sub's monthly rent from $5,000 to $4,000 for the months of July - October 2002.
     9: Management has entered a contract to sell the property in late July 2002 at a price of $618,000.

PROJECTIONS FOR
DISCUSSION PURPOSES      DIVALL INSURED INCOME PROPERTIES 2 LP
                                 2001 PROPERTY SUMMARY
                                  AND RELATED RECEIPTS

PORTFOLIO                 (Note 1)

----------------------------------------------
CONCEPT                    LOCATION
----------------------------------------------

OMEGA RESTAURANT  (4)      MILWAUKEE, WI
  "         "                  "       "
  "         "                  "       "

POPEYE'S                   PARK FOREST, IL

SUNRISE PS                 PHOENIX, AZ

VILLAGE INN  (5)           GRAND FORKS, ND

WENDY'S                    AIKEN, SC
WENDY'S                    CHARLESTION, SC
WENDY'S                    N. AUGUSTA, SC
WENDY'S                    AUGUSTA, GA
WENDY'S                    CHARLESTON, SC
WENDY'S                    AIKEN, SC
WENDY'S                    AUGUSTA, GA
WENDY'S                    CHARLESTON, SC
WENDY'S                    MT. PLEASANT, SC
WENDY'S                    MARTINEZ, GA

----------------------------------------------

----------------------------------------------
PORTFOLIO TOTALS (26 Properties)
----------------------------------------------

------------------------------------
            REAL ESTATE
------------------------------------
                 ANNUAL
                  BASE         %
    COST          RENT       YIELD
------------------------------------

 1,010,045       84,840      8.40%



   580,938       77,280     13.30%

 1,084,503      123,318     11.37%

   739,375       96,600     13.07%

   633,750       90,480     14.28%
   580,938       77,280     13.30%
   660,156       87,780     13.30%
   728,813       96,780     13.28%
   596,781       76,920     12.89%
   776,344       96,780     12.47%
   649,594       86,160     13.26%
   528,125       70,200     13.29%
   580,938       77,280     13.30%
   633,750       84,120     13.27%

------------------------------------

------------------------------------
19,658,534    1,959,433      9.97%
------------------------------------

------------------------------------------------
            EQUIPMENT
------------------------------------------------
    LEASE                  ANNUAL
 EXPIRATION                 LEASE        %
    DATE        COST      RECEIPTS     RETURN
------------------------------------------------

               260,000           0      0.00%
               151,938           0      0.00%
               780,000           0      0.00%



                79,219           0      0.00%
                19,013           0      0.00%













------------------------------------------------

------------------------------------------------
             2,312,428           0      0.00%
------------------------------------------------

------------------------------------------
                 TOTALS
------------------------------------------
                  TOTAL
    COST        RECEIPTS     RETURN
------------------------------------------

  1,421,983       84,840      5.97%

    780,000            0      0.00%

    580,938       77,280     13.30%

  1,182,735      123,318     10.43%

    739,375       96,600     13.07%

    633,750       90,480     14.28%
    580,938       77,280     13.30%
    660,156       37,780     13.30%
    728,813       96,780     13.28%
    596,781       76,920     12.89%
    776,344       96,780     12.47%
    649,594       86,160     13.26%
    528,125       70,200     13.29%
    580,938       77,280     13.30%
    633,750       84,120     13.27%

------------------------------------------

------------------------------------------
 21,970,962    1,959,433      8.92%
------------------------------------------

Note 1: This property summary includes only property and equipment held by the Partnership as of March 31, 2002.
     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     3: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.
     4: The lease with Hardee's Food Systems was terminated as of April 30, 2001. A new lease with Omega Restaurants was negotiated and monthly rent commmenced in October 2001.
     5: The tenant vacated the property in February 2002, however, Village Inn remains liable until a lease termination agreement with Management is executed.
     6: Management received notice that Hardee's Food Systems intends to close this restaurant in April 2002. Hardee's will remain liable until a lease termination agreement with Management is executed.
     7: Due to the rejection of the Phoenix Restaurant Group, Inc. lease by the Bankruptcy Court in the Fourth Quarter of 2001, the sublessee does not wish to continue to lease the property. Rent charges ceased as of June 1, 2002.
     8: Management agreed to reduce Miami Sub's monthly rent from $5,000 to $4,000 for the months of July - October 2002.
     9: Management has entered a contract to sell the property in late July 2002 at a price of $618,000.

                                                                     Page 2 of 2